EXHIBIT 10.26

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

Non-transferable

GRANT TO

(“Grantee”)

by Genuine Parts Company (the “Company”) of

[_________]

Performance Restricted Stock Units
convertible into shares of its Stock, par value $1.00 per share (the “Units”).

pursuant to and subject to the provisions of the Genuine Parts Company Amended and Restated 1999 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”).

Unless accelerated in accordance with the Plan or in the discretion of the Committee, the Units will be earned on December 31, 2004 in accordance with the following schedule:

Actual Pre-Tax Profit as a
Percent of Target*	Actual Pre-Tax Profit	Percent of Units Earned**
less than 95%	less than $574,500,625	0%
95%	$574,500,625	50%
100% or above	$604,737,500 or more	100%

*	Pre-tax profit target for the year ending December 31, 2004 is $604,737,500

**	Straight line interpolation is used to determine percent of Units earned when actual level is between two designated points. Notwithstanding the foregoing, upon a Change in Control prior to December 31, 2004, 100% of the Units will be earned.

IN WITNESS WHEREOF, Genuine Parts Company has caused this Agreement to be executed as of the Grant Date, as indicated below.

GENUINE PARTS COMPANY

By:

Its: Authorized Officer

Grant Date:

Accepted by Grantee:

TERMS AND CONDITIONS

1. Grant of Units. Genuine Parts Company (the “Company”) hereby grants to the Grantee named on page 1 hereof (“Grantee”), subject to the restrictions and the other terms and conditions set forth in the Genuine Parts Company Amended and Restated 1999 Long Term Incentive Plan (the “Plan”) and in this award agreement (this “Agreement”), the right to earn on December 31, 2004 the maximum number of restricted stock units indicated on page 1 hereof which, if and to the extent earned (the “Units”), will represent the right to receive an equal number of shares of the Company’s $1.00 par value common stock (“Stock”) on the terms set forth in this Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Vesting of Units. The earned Units will be credited to a bookkeeping account on behalf of Grantee and will vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):

(a)	December 31, 2008,

(b)	The date of Grantee’s Retirement after December 31, 2004, or

(c)	The date of Grantee’s termination of employment due to death or Disability, or

(d)	The effective date of a Change in Control.

If Grantee’s employment terminates prior to the Vesting Date for any reason other than as described in (b) or (c) above, Grantee shall forfeit all right, title and interest in and to the then unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

3. Conversion to Stock. Unless the Units are forfeited prior to the Vesting Date as provided in paragraph 2 above or deferred pursuant to paragraph 4 below, the Units will be converted to actual shares of Stock on the earlier of the effective date of a Change in Control or December 31, 2008 (the “Conversion Date”). Stock certificates evidencing the conversion of Units into shares of Stock will be registered on the books of the Company in Grantee’s name as of the Conversion Date and delivered to Grantee as soon as practical thereafter.

4. Deferral Election. At any time prior to December 31, 2007, Grantee may elect to defer delivery of the shares of Stock that would otherwise be due on the Conversion Date with respect to any or all of the Units. If such deferral election is made, the Committee shall, in its sole discretion, establish the rules and procedures for such payment deferrals.

5. Limitation of Rights. The Units do not confer to Grantee or Grantee’s beneficiary any rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the Units. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employment of the Company or any affiliate.

6. Dividend Equivalents. If any dividends or other distributions are paid with respect to the Company’s Stock while the earned Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Units shall be converted into additional Units in Grantee’s name, based on the Fair Market Value of the Stock as of the date such dividends or distributions were payable, and such additional Units shall be subject to the same forfeiture and transfer restrictions and deferral terms as apply to the Units with respect to which they relate. Upon conversion of the Units into shares of Stock at the Conversion Date or any applicable deferral termination date, Grantee will obtain full voting and other rights as a shareholder of the Company.

7. Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an affiliate. The Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code; but the Committee may permit other transfers.

8. Payment of Taxes. Grantee will, no later than the date as of which any amount related to the Units first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind (including Grantee’s FICA obligation) required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9. Amendment. The Committee may amend, modify or terminate this Agreement without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Units hereunder had expired) on the date of such amendment or termination.

10. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

11. Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

12. Severability. If any one or more of the provisions contained in this Agreement are deemed invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Genuine Parts Company
2999 Circle 75 Parkway
Atlanta, Georgia 30339
Attn: Secretary

or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.